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Investor Relations

Luby’s Reports Second Quarter Fiscal 2010 Results

HOUSTON, TX – March 17, 2009 – Luby’s, Inc. (NYSE: LUB) (“Luby’s”) today announced its unaudited financial results for the second quarter fiscal 2010, a twelve-week period, which ended on February 10, 2010.  In addition, as a result of the Company’s Cash Flow Improvement and Capital Redeployment Plan (“2010 Business Plan”) announced on October 15, 2009, which included the closure of 25 underperforming stores, the entire fiscal activity of the applicable closed locations has been reclassified in discontinued operations for current and prior periods.

Second Quarter Review

•
Restaurant sales were $50.8 million, a decrease of $7.7 million compared to the same quarter last year.  Same-store sales, from a total of 95 restaurants, decreased approximately 12.5%. Sales were impacted by a decline in guest traffic, guest frequency and lower menu prices.

•
Culinary Contract Services generated $3.0 million of revenue in the second quarter fiscal 2010, equal to the $3.0 million achieved in the second quarter fiscal 2009. During the quarter we began managing the food service operations for Lone Star College System’s newest location in Houston. The Culinary Contract Services operated 16 facilities as of February 10, 2010 compared to 12 facilities as of February 11, 2009.

•
Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, was $8.0 million in the second quarter of fiscal 2010, or 15.8% of restaurant sales, compared to $10.7 million in the second quarter of fiscal 2009, or 18.2% of restaurant sales. The store level profit margin came in significantly stronger than the 10.6% experienced in the first quarter fiscal 2010 as the Company’s restaurants continued to focus on managing expenses in this challenging sales environment.

•
In the second quarter fiscal 2010, Luby’s reported income from continuing operations of $0.1 million, or less than $0.01 per share, compared to $1.0 million, or $0.04 per share, in the same quarter last year.

•	In the second quarter fiscal 2010, Luby’s reported pre-tax income from continuing operations of $0.8 million compared to $1.8 million in the same quarter last year.
•	During second quarter fiscal 2010, Luby’s generated a net gain on the sale of an easement of approximately $1.0 million.

Same-Store Sales (95 stores):	Q1FY10	Q2FY10	YTD
Reported	(13.3%)	(12.5%)	(12.9%)
Adjusted	(13.5%)[a]	N/A	(13.0%)
_____________
a) Adjusted for the impact of Hurricane Ike in the first quarter fiscal 2009.

Chris Pappas, President and CEO, made the following remarks: “During the second quarter, we continued to focus our attention on building customer frequency and on cost controls as part of our Cash Flow Improvement and Capital Redeployment Plan that we put in place at the beginning of this fiscal year. That plan and the determination and efforts of our team have put us on the right path to weather this challenging environment. We have strengthened our core store base, streamlined our operations and are continuing to find better and more efficient ways to serve our customers.”
“Consumers continue to spend their income judiciously. In order to encourage them to return to Luby’s more often, we have launched and expanded numerous value promotions. Many of these promotions have been instituted on a market-by-market basis, specifically targeted at the customers in each specific area. This has also given us the opportunity to test the results of the various local initiatives, allowing us to expand the most successful ones.”
“The second quarter is seasonally our strongest quarter. For many families, Thanksgiving in Texas means a fresh cooked meal from Luby’s. Due to tough economic conditions we lowered our prices this year and, once again, we served over a quarter-of-a-million pounds of turkey, one-hundred thousand quarts of corn bread dressing, and over eighty-thousand pumpkin and pecan pies.  Due to the success of our Thanksgiving offerings, we made the decision to open 15 of our restaurants on Christmas. We served over 15,000 meals on that day and, more importantly, continued to build our enduring ties with our customers.”
In concluding his remarks, Pappas said, “As always, we are focused on maintaining a strong balance sheet. We ended the second quarter with no debt on our balance sheet, over $750,000 in cash and $18.4 million in availability under our credit facility. ”

Operating Expense Review

Food costs decreased approximately $2.2 million in the second quarter fiscal 2010 compared to the same quarter last year, due primarily to a reduction in sales volumes. Food costs as a percentage of restaurant sales declined to 27.4% in the second quarter fiscal 2010 from 27.6% in the comparable quarter last year primarily due to lower commodity costs and operational improvements in food production and menu management, partially offset by lower menu prices.

Payroll and related costs decreased $2.0 million in the second quarter fiscal 2010 compared to the same quarter last year, primarily due to increased efficiencies in crew scheduling, lower crew overtime, and a reduction in management costs partially offset by higher average wages paid to crew employees. As a percentage of restaurant sales, payroll and related costs increased to 35.6% in the second quarter fiscal 2010 from 34.4% in the same quarter last year primarily due to the decline in restaurant sales.
Other operating expenses primarily include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses decreased by approximately $0.8 million compared to the same quarter last year, due primarily to an approximate $0.8 million reduction in utility expense and an approximate $0.3 million reduction in supplies and other operating expenses. These savings were partially offset by an approximately $0.3 million higher in repairs and maintenance expenses.  As a percentage of restaurant sales, other operating expenses increased to 21.2% compared to 19.8% in the same quarter last year.
Depreciation and amortization expense declined approximately $0.1 million in the second quarter fiscal 2010 compared to the same quarter last year, due to a slightly lower depreciable asset base reflecting reduced capital spending and certain assets reaching the end of their depreciable lives.
General and administrative expenses include corporate salaries and benefits-related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses.  General and administrative expenses decreased by approximately $0.6 million in the second quarter of fiscal 2010 compared to the same quarter last year primarily due to a $0.8 million decrease in corporate salary and benefit expense as a result of reductions in corporate support headcount, partially offset by higher professional fees.

Fiscal Year-to-Date Review

•	Same-store sales declined 12.9%.
•	Total sales declined 13.2% to $105.5 million in the first two quarters of fiscal 2010, compared to $121.5 million in the comparable period of fiscal 2009.
•
Luby’s Culinary Contract Services business, included in Total sales, generated $6.3 million in sales during the first two quarters of fiscal 2010 compared to $6.0 million in sales during the comparable period of fiscal 2009, a 3.6% increase.

•	Loss from continuing operations for the first two quarters of fiscal 2010 was $2.7 million, compared to a loss of $0.3 million in fiscal 2009.
•	Store level profit decreased to 13.3% in the first two quarters of fiscal 2010 compared to 15.3% in the comparable period of fiscal 2009.

Outlook
The Company has not changed its outlook for its 2010 fiscal year since it released its first quarter results on December 17, 2009. It continues to anticipate that any improvement in restaurant sales will lag the broader economic recovery that is taking place in calendar year 2010.  For Luby’s to see any material improvements in its same store sales at its retail units, it will take a change in consumer confidence in its areas of operation. The Company currently does not see any signs of improvement in that trend for the 2010 fiscal year.  Luby’s will continue to offer customers competitive price points to promote customer frequency; however, it does not anticipate that significant profit improvements are probable without significant guest traffic increases in fiscal 2010 at most retail units.  Thus a net loss from continuing operations is expected in 2010 at this time.

Conference Call
The Company will host a conference call today at 4:00 p.m., Central Time, to discuss further its 2010 fiscal second quarter results. To access the call live, dial (480) 629-9818 and ask for the Luby’s conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com.  For those who cannot listen to the live call, a telephonic replay will be available through March 24, 2010 and may be accessed by calling (303) 590-3030 and using the pass code 4236202#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby’s

Luby’s operates 96 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service.  Luby’s Culinary Services provides food service management to 16 sites consisting of healthcare, higher education or corporate dining services.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its “forward-looking statements”: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby’s, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended		Two Quarters Ended
	February 10, 2010	February 11, 2009	February 10, 2010	February 11, 2009
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
SALES:
Restaurant sales	$50,800	$58,472	$99,226	$115,478
Culinary contract services	2,959	3,031	6,251	6,033

TOTAL SALES	53,759	61,503	105,477	121,511
COSTS AND EXPENSES:
Cost of food	13,928	16,120	26,911	31,734
Payroll and related costs	18,094	20,143	36,548	40,954
Other operating expenses	10,750	11,556	22,602	25,131
Opening costs	121	36	152	95
Cost of culinary contract services	2,788	2,681	5,716	5,341
Depreciation and amortization	3,487	3,629	7,009	7,276
General and administrative expenses	5,003	5,638	10,485	11,748
Provision for asset impairments, net	32	233	32	233
Net gain on disposition of property and equipment	(1,041)	(23)	(730)	(235)

Total costs and expenses	53,162	60,013	108,725	122,277

INCOME (LOSS) FROM OPERATIONS	597	1,490	(3,248)	(766)
Interest income	7	40	16	159
Interest expense	(44)	(56)	(172)	(142)
Gain on sales and redemptions (impairment in fair value) of investments	20	(131)	(438)	(131)
Other income, net	215	233	412	491

Income (loss) before income taxes and discontinued operations	795	1,576	(3,430)	(389)
Provision (benefit) for income taxes	693	571	(674)	(94)

Income (loss) from continuing operations	102	1,005	(2,756)	(295)
Loss from discontinued operations, net of income taxes	(552)	(859)	(1,411)	(1,751)

NET INCOME (LOSS)	$(450)	$146	$(4,167)	$(2,046)

Income (loss) per share from continuing operations:
Basic	$—	$0.04	$(0.10)	$(0.01)
Assuming dilution	—	0.04	(0.10)	(0.01)

Loss per share from discontinued operations:
Basic	$(0. 02)	$(0.03)	$(0.05)	$(0.06)
Assuming dilution	(0.02)	(0.03)	(0.05)	(0.06)

Net income (loss) per share:
Basic	$(0. 02)	$0.01	$(0.15)	$(0.07)
Assuming dilution	(0.02)	0.01	(0.15)	(0.07)

Weighted average shares outstanding:
Basic	28,121	28,068	28,117	28,073
Assuming dilution	28,127	28,075	28,117	28,073

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales.  Percentages may not add due to rounding.

	Quarter Ended		Two Quarters Ended
	February 10,	February 11,	February 10,	February 11,
	2010	2009	2010	2009
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)

Restaurant sales	94.5%	95.1%	94.1%	95.0%
Culinary contract services	5.5%	4.9%	5.9%	5.0%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	27.4%	27.6%	27.1%	27.5%
Payroll and related costs	35.6%	34.4%	36.8%	35.4%
Other operating expenses	21.2%	19.8%	22.8%	21.8%
Store level profit	15.8%	18.2%	13.3%	15.3%

(As a percentage of total sales)
General and administrative expenses	9.3%	9.2%	9.9%	9.7%
INCOME (LOSS) FROM OPERATIONS	1.1%	2.4%	(3.1)%	(0.6)%

Luby’s, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	February 10, 2010	August 26, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$754	$882
Trade accounts and other receivables, net	1,958	1,463
Food and supply inventories	2,729	2,801
Prepaid expenses	304	655
Assets related to discontinued operations	47	391
Deferred income taxes	164	192

Total current assets	5,956	6,384
Property and equipment, net	138,410	146,250
Long-term investments	5,155	6,903
Deferred incomes taxes	6,217	5,082
Property held for sale	3,870	3,858
Assets related to discontinued operations	24,988	25,812
Other assets	227	223
Total assets	$184,823	$194,512

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,402	$11,541
Liabilities related to discontinued operations	382	1,888
Accrued expenses and other liabilities	12,449	14,045
Total current liabilities	21,233	27,474
Credit facility debt	—	—
Liabilities related to discontinued operations	765	382
Other liabilities	3,163	3,524
Total liabilities	25,161	31,380
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 28,536,835 and 28,494,511, respectively; shares outstanding were 28,036,835 and 27,994,511, respectively	9,133	9,118
Paid-in capital	22,566	21,989
Retained earnings	132,633	136,800
Accumulated other comprehensive income	105	—
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders’ equity	159,662	163,132
Total liabilities and shareholders’ equity	$184,823	$194,512

Statements of Cash Flows (unaudited)
(In thousands)

	Two Quarters ended
	February 10, 2010	February 11, 2009
	(24 weeks)	(24 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,836)	$(2,046)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for asset impairments, net of gains and losses on property sales	(2,267)	88
Depreciation and amortization	7,288	8,704
Impairment charge for decrease in fair value of investments, net of gains	438	131
Amortization of debt issuance cost	85	40
Non-cash compensation expense	126	132
Share-based compensation expense	466	595
Deferred tax benefit	(1,662)	(1,267)
Cash provided by operating activities before changes in operating assets and liabilities	638	6,377
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables, net	(478)	(771)
Decrease (increase) in food and supply inventories	302	(28)
Decrease (increase) in prepaid expenses and other assets	467	(29)
Decrease in accounts payable, accrued expenses and other liabilities	(6,592)	(6,596)
Net cash used in operating activities	(5,663)	(1,047)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale and redemption of long-term investments	1,414	500
Proceeds from disposal of assets and property held for sale	5,768	1,117
Purchases of property and equipment	(1,542)	(8,775)
Net cash provided by (used in) investing activities	5,640	(7,158)

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	20,100	11,000
Credit facility repayments	(20,100)	(5,000)
Debt issuance costs	(105)	—
Net cash provided by (used in) financing activities	(105)	6,000
Net decrease in cash and cash equivalents	(128)	(2,205)
Cash and cash equivalents at beginning of period	882	4,566
Cash and cash equivalents at end of period	$754	$2,361
Cash paid for:
Income taxes	$—	$—
Interest	68	102

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